Exhibit 99.1

Callon Petroleum Company

Consolidated Financial Statements as of March 31, 2024,

and for the Three Months Ended March 31, 2024 and 2023

(Unaudited)

Callon Petroleum Company

Consolidated Balance Sheets

(In thousands, except par and share amounts)

(Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$19,547	$3,325
Accounts receivable, net	222,243	206,791
Fair value of derivatives	25,109	11,857
Other current assets	32,996	30,154

Total current assets	299,895	252,127

Oil and natural gas properties, successful efforts accounting method:
Proved properties, net	5,182,879	5,086,973
Unproved properties	1,062,775	1,063,033

Total oil and natural gas properties, net	6,245,654	6,150,006

Other property and equipment, net	28,011	26,784
Deferred income taxes	173,136	180,963
Other assets, net	76,077	101,596

Total assets	$6,822,773	$6,711,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$520,379	$526,446
Fair value of derivatives	41,710	24,147
Other current liabilities	85,512	96,369

Total current liabilities	647,601	646,962

Long-term debt	2,024,660	1,918,655
Asset retirement obligations	43,441	42,653
Fair value of derivatives	16,660	29,880
Other long-term liabilities	79,635	81,965

Total liabilities	2,811,997	2,720,115

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 130,000,000 shares authorized; 66,509,845 and 66,474,525 shares outstanding, respectively	665	665
Capital in excess of par value	4,191,027	4,186,524
Accumulated deficit	(180,916)	(195,828)

Total stockholders’ equity	4,010,776	3,991,361

Total liabilities and stockholders’ equity	$6,822,773	$6,711,476

The accompanying notes are an integral part of these consolidated financial statements.

Callon Petroleum Company

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Operating Revenues:
Oil	$395,999	$409,556
Natural gas	17,209	23,586
Natural gas liquids	42,442	43,370
Sales of purchased oil and gas	107,971	83,534

Total operating revenues	563,621	560,046
Operating Expenses:
Lease operating	74,764	75,102
Production and ad valorem taxes	27,512	32,721
Gathering, transportation and processing	29,769	25,977
Exploration	2,156	2,232
Cost of purchased oil and gas	109,108	86,061
Depreciation, depletion and amortization	142,743	125,965
General and administrative	32,359	27,798
Merger, integration and transaction	54,477	—

Total operating expenses	472,888	375,856

Income From Operations	90,733	184,190

Other (Income) Expenses:
Interest expense	41,927	46,306
(Gain) loss on derivative contracts	13,023	(25,645)
Other (income) expense	12,733	(6,414)

Total other (income) expense	67,683	14,247

Income Before Income Taxes	23,050	169,943
Income tax benefit (expense)	(8,138)	50,695

Net Income	$14,912	$220,638

Net Income Per Common Share:
Basic	$0.22	$3.58
Diluted	$0.22	$3.57
Weighted Average Common Shares Outstanding:
Basic	66,503	61,625
Diluted	66,828	61,874

The accompanying notes are an integral part of these consolidated financial statements.

Callon Petroleum Company

Consolidated Statements of Stockholders’ Equity

(In thousands)

(Unaudited)

	Common		Capital in		Total
	Stock		Excess	Accumulated	Stockholders’
	Shares	$	of Par	Deficit	Equity
Balance at December 31, 2023	66,475	$665	$4,186,524	($195,828)	$3,991,361

Net income	—	—	—	14,912	14,912
Restricted stock units	35	—	4,503	—	4,503

Balance at March 31, 2024	66,510	$665	$4,191,027	($180,916)	$4,010,776

	Common		Capital in		Total
	Stock		Excess	Accumulated	Stockholders’
	Shares	$	of Par	Deficit	Equity
Balance at December 31, 2022	61,622	$616	$4,022,194	($597,029)	$3,425,781

Net income	—	—	—	220,638	220,638
Restricted stock units	3	—	3,339	—	3,339

Balance at March 31, 2023	61,625	$616	$4,025,533	($376,391)	$3,649,758

The accompanying notes are an integral part of these consolidated financial statements.

Callon Petroleum Company

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
Cash flows from operating activities:	2024	2023
Net income	$14,912	$220,638
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	142,743	125,965
Amortization of non-cash debt related items, net	2,786	2,631
Deferred income tax (benefit) expense	7,827	(51,977)
(Gain) loss on derivative contracts	13,023	(25,645)
Cash received (paid) for commodity derivative settlements, net	3,149	(779)
Non-cash expense related to share-based awards	5,413	1,881
Payments for cash-settled long-term incentive awards	(4,833)	—
Other, net	8,498	(1,184)
Changes in current assets and liabilities:
Accounts receivable	(16,400)	24,019
Other current assets	(2,101)	(1,618)
Accounts payable and accrued liabilities	(39,477)	(46,018)

Net cash provided by operating activities	135,540	247,913

Cash flows from investing activities:
Capital expenditures	(207,829)	(204,900)
Acquisition of oil and gas properties	(5,265)	(5,991)
Proceeds from sales of assets	1,011	2,054
Cash paid for settlement of contingent consideration arrangement	(12,500)	—
Other, net	749	(1,072)

Net cash used in investing activities	(223,834)	(209,909)

Cash flows from financing activities:
Borrowings on credit facility	799,950	669,500
Payments on credit facility	(694,950)	(707,200)
Other, net	(484)	(329)

Net cash provided by (used in) financing activities	104,516	(38,029)

Net change in cash and cash equivalents	16,222	(25)
Balance, beginning of period	3,325	3,395

Balance, end of period	$19,547	$3,370

The accompanying notes are an integral part of these consolidated financial statements.

Index to the Notes to the Consolidated Financial Statements

1.	Description of Business and Basis of Presentation	8.	Fair Value Measurements
2.	Revenue Recognition	9.	Income Taxes
3.	Acquisitions and Divestitures	10.	Share-Based Compensation
4.	Property and Equipment, Net	11.	Accounts Receivable, Net
5.	Earnings Per Share	12.	Accounts Payable and Accrued Liabilities
6.	Borrowings	13.	Supplemental Cash Flow
7.	Derivative Instruments and Hedging Activities	14.	Subsequent Events

Note 1 — Description of Business and Basis of Presentation

Description of Business

Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and sustainable development of high-quality assets in the Permian Basin in West Texas. As used herein, the “Company,” “Callon,” “we,” “us,” and “our” refer to Callon Petroleum Company and its predecessors and subsidiaries unless the context requires otherwise.

Merger Agreement

On January 3, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with APA Corporation (“APA”) and Astro Comet Merger Sub Corp., a wholly owned subsidiary of APA (“Merger Sub”). The Merger Agreement provides that, among other things and subject to the terms and conditions of the Merger Agreement, (i) Merger Sub will be merged with and into Callon (the “Merger”), with Callon surviving and continuing as the surviving corporation in the Merger as a wholly owned, direct subsidiary of APA, and (ii) at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock of Callon (other than Excluded Shares (as defined in the Merger Agreement)) will be converted into the right to receive, without interest, 1.0425 shares of common stock of APA, with cash in lieu of fractional shares.

The Company’s board of directors (the “Board of Directors”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of, and advisable to, Callon and Callon shareholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) resolved to recommend that Callon stockholders approve the Merger Agreement and the transactions contemplated thereby, and (iv) approved the execution, delivery and performance by Callon of the Merger Agreement and the consummation of the transactions contemplated thereby.

On March 27, 2024, the Company held a special meeting of its shareholders at which the shareholders approved the adoption of the Merger Agreement and the transactions contemplated thereby.

On April 1, 2024, the Merger was completed and, as such, the Company’s common stock was subsequently delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended, and Callon ceased to be a publicly traded company.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements include the accounts of the Company after elimination of intercompany transactions and balances. These financial statements have been prepared pursuant to the rules and regulations of the SEC and therefore do not include all disclosures required for financial statements prepared in conformity with GAAP. These financial statements reflect all normal, recurring adjustments and accruals considered necessary to present fairly, in all material respects, the Company’s interim financial position, results of operations and cash flows. However, the results of operations for the periods presented are not necessarily indicative of the results of operations that may be expected for the full year. Certain reclassifications have been made to prior period amounts to conform to the current period presentation. Such reclassifications did not have a material impact on prior period financial statements.

Significant Accounting Policies

The Company’s significant accounting policies are described in “Note 2 — Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Annual Report”) and are supplemented by the notes included in this report. The financial statements and related notes included in this report should be read in conjunction with the Company’s 2023 Annual Report.

Recently Issued Accounting Standards

As of March 31, 2024, no new accounting standards were issued and not yet adopted that are applicable to the Company and that would have a material effect on the Company’s unaudited interim consolidated financial statements and related disclosures.

Note 2 — Revenue Recognition

Revenue from Contracts with Customers

The Company recognizes oil, natural gas, and NGL production revenue at the point in time when control of the product transfers to the purchaser, which differs depending on the applicable contractual terms. Transfer of control also drives the presentation of gathering, transportation and processing expenses in the consolidated statements of operations. See “Note 4 — Revenue Recognition” of the Notes to Consolidated Financial Statements in the 2023 Annual Report for more information regarding the types of contracts under which oil, natural gas, and NGL production revenue is generated.

Oil and Gas Purchase and Sale Arrangements

The Company proactively evaluates development plans and looks to enter into pipeline transportation contracts to mitigate market exposures and help ensure certainty of flow for its oil and gas production, in some cases multiple years in advance of development. Additionally, as the Company looks to optimize its operations and reduce exposures, in certain instances, the Company purchases oil and gas from third parties which is utilized to fulfill portions of its pipeline commitments. Sales of purchased oil and gas represent revenues the Company receives from sales of commodities purchased from a third party. The Company recognizes these revenues and the purchase of the third-party commodities, as well as any costs associated with the purchase, on a gross basis, as the Company acts as a principal in these transactions by assuming control of the purchased commodity before it is transferred to the customer.

Accounts Receivable from Revenues from Contracts with Customers

Net accounts receivable include amounts billed and currently due from revenues from contracts with customers of our oil and natural gas production, which had a balance at March 31, 2024 and December 31, 2023 of $145.7 million and $132.3 million, respectively, and are presented in “Accounts receivable, net” in the consolidated balance sheets.

Prior Period Performance Obligations

The Company records revenue in the month production is delivered to the purchaser. However, settlement statements for sales may not be received for 30 to 90 days after the date production is delivered, and as a result, the Company is required to estimate the amount of production delivered to the purchaser and the price that will be received for the sale of the product. The Company records the differences between estimates and the actual amounts received for product sales in the month that payment is received from the purchaser. The Company has existing internal controls for its revenue estimation process and related accruals, and any identified differences between its revenue estimates and actual revenue received historically have not been significant.

Note 3 — Acquisitions and Divestitures

On January 3, 2024, the Company entered into the Merger Agreement with APA and Merger Sub, which subsequently closed on April 1, 2024. See “Note 1 — Description of Business and Basis of Presentation” for further discussion.

The Company did not have any material acquisitions or divestitures during the three months ended March 31, 2023.

Note 4 — Property and Equipment, Net

As of March 31, 2024 and December 31, 2023, total property and equipment, net consisted of the following:

	March 31, 2024	December 31, 2023
Oil and natural gas properties, successful efforts accounting method	(In thousands)
Proved properties	$9,894,751	$9,657,105
Accumulated depreciation, depletion, amortization and impairments	(4,711,872)	(4,570,132)

Proved properties, net	5,182,879	5,086,973
Unproved properties	1,062,775	1,063,033

Total oil and natural gas properties, net	$6,245,654	$6,150,006

Other property and equipment	$40,474	$41,011
Accumulated depreciation	(12,463)	(14,227)

Other property and equipment, net	$28,011	$26,784

Note 5 — Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding for the periods presented. The calculation of diluted earnings per share includes the potential dilutive impact of non-vested restricted stock units outstanding during the periods presented, as calculated using the treasury stock method, unless their effect is anti-dilutive.

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended March 31,
	2024	2023
	(In thousands, except per share amounts)
Net Income	$14,912	$220,638

Basic weighted average common shares outstanding	66,503	61,625
Dilutive impact of restricted stock units	325	249

Diluted weighted average common shares outstanding	66,828	61,874

Net Income Per Common Share
Basic	$0.22	$3.58
Diluted	$0.22	$3.57
Restricted stock units (1)	17	42
Warrants (1)	481	481

(1)	Shares excluded from the diluted earnings per share calculation because their effect would be anti-dilutive.

Note 6 — Borrowings

The Company’s borrowings consisted of the following:

	March 31, 2024	December 31, 2023
	(In thousands)
6.375% Senior Notes due 2026	$320,783	$320,783
Senior Secured Revolving Credit Facility due 2027	470,000	365,000
8.0% Senior Notes due 2028	650,000	650,000
7.5% Senior Notes due 2030	600,000	600,000

Total principal outstanding	2,040,783	1,935,783
Unamortized deferred financing costs for Senior Notes	(16,123)	(17,128)

Long-term debt (1)	$2,024,660	$1,918,655

(1)

Excludes unamortized deferred financing costs related to the Company’s senior secured revolving credit facility of $11.0 million and $12.8 million as of March 31, 2024 and December 31, 2023, respectively, which are classified in “Other assets, net” in the consolidated balance sheets.

Senior Secured Revolving Credit Facility

The Company has a senior secured revolving credit facility with a syndicate of lenders (the “Credit Facility”) that, as of March 31, 2024, had a maximum credit amount of $5.0 billion, a borrowing base of $2.0 billion and an elected commitment amount of $1.5 billion, with borrowings outstanding of $470.0 million at a weighted-average interest rate of 7.41%, and letters of credit outstanding of $21.4 million. The credit agreement governing the Credit Facility (the “Credit Agreement”) provides for interest-only payments until October 19, 2027 when the Credit Agreement matures and any outstanding borrowings are due.

Borrowings outstanding under the Credit Agreement bear interest at the Company’s option at either (i) a base rate for a base rate loan plus a margin between 0.75% to 1.75%, where the base rate is defined as the greatest of the prime rate, the federal funds rate plus 0.50%, and the SOFR plus 0.1% (“Adjusted SOFR”) for a one month period plus 1.00%, or (ii) an Adjusted SOFR plus a margin between 1.75% to 2.75%. The Company also incurs commitment fees at rates ranging between 0.375% to 0.500% on the unused portion of lender commitments, which are included in “Interest expense” in the consolidated statements of operations.

The borrowing base under the Credit Agreement is subject to regular redeterminations in the spring and fall of each year, as well as special redeterminations described in the Credit Agreement, which in each case may reduce the amount of the borrowing base.

Covenants

The Credit Agreement and the indentures governing the 6.375% Senior Notes due 2026 (the “2026 Notes”), the 8.0% Senior Notes due 2028 (the “2028 Notes”), and the 7.5% Senior Notes due 2030 (the “2030 Notes” and together with the 2026 Notes and the 2028 Notes, the “Senior Notes”) limit the Company and certain of its subsidiaries with respect to the amount of additional indebtedness, liens, dividends and other payments to shareholders, repurchases or redemptions of the Company’s common stock, redemptions of senior notes, investments, acquisitions, mergers, asset dispositions, transactions with affiliates, hedging transactions and other matters, along with maintenance of certain financial ratios.

Under the Credit Agreement, the Company must maintain the following financial covenants determined as of the last day of the quarter: (1) a Leverage Ratio (as defined in the Credit Agreement) of no more than 3.50 to 1.00 and (2) a Current Ratio (as defined in the Credit Agreement) of not less than 1.00 to 1.00. The Company was in compliance with these covenants at March 31, 2024.

The Credit Agreement and indentures are subject to customary events of default. If an event of default occurs and is continuing, the holders or lenders may elect to accelerate amounts due (except in the case of a bankruptcy event of default, in which case such amounts will automatically become due and payable).

Merger with APA

Upon the closing of the Merger on April 1, 2024, all indebtedness under the Company’s Credit Agreement and 2026 Notes was repaid, and the aggregate principal balance remaining outstanding under the Company’s 2028 Notes and 2030 Notes was reduced to $24 million as follows:

•	The Company repaid the aggregate $472 million owed under the Company’s Credit Agreement, including principal, accrued and unpaid interest, and certain fees;

•

The Company redeemed the outstanding $321 million principal amount of its 2026 Notes at a redemption price equal to 101.063% of their principal amount, plus accrued and unpaid interest to the redemption date; and

•

The Company closed cash tender offers for its 2028 Notes and 2030 Notes, accepting for purchase $1.2 billion aggregate principal amount of notes. The Company paid holders an aggregate $1.3 billion in cash, reflecting principal, premium to par, early tender consent fee, and accrued and unpaid interest.

On May 6, 2024, all remaining indebtedness under the Company’s 2028 Notes and 2030 Notes was repaid when the Company fully redeemed the remaining outstanding $8 million principal amount of its 2028 Notes at a redemption price equal to 101.588% of their principal amount and $16 million principal amount of its 2030 Notes at a redemption price equal to 102.803% of their principal amount, in each case, plus accrued and unpaid interest to the redemption date.

Note 7 — Derivative Instruments and Hedging Activities

Objectives and Strategies for Using Derivative Instruments

The Company is exposed to fluctuations in oil, natural gas and NGL prices received for its production. Consequently, the Company believes it is prudent to manage the variability in cash flows on a portion of its oil, natural gas and NGL production. The Company utilizes a mix of collars, swaps, put and call options, and basis differential swaps to manage fluctuations in cash flows resulting from changes in commodity prices. The Company does not use these instruments for speculative or trading purposes.

Counterparty Risk and Offsetting

The Company typically has numerous commodity derivative instruments outstanding with a counterparty that were executed at various dates, for various contract types, commodities and time periods. This often results in both commodity derivative asset and liability positions with that counterparty. The Company nets its commodity derivative instrument fair values executed with the same counterparty to a single asset or liability pursuant to International Swap Dealers Association Master Agreements, which provide for net settlement over the term of the contract and in the event of default or termination of the contract. In general, if a party to a derivative transaction incurs an event of default, as defined in the applicable agreement, the other party will have the right to demand the posting of collateral, demand a cash payment transfer or terminate the arrangement.

The Company strives to minimize its credit exposure to any individual counterparty and, as such, the Company has outstanding commodity derivative instruments with eight counterparties as of March 31, 2024. All of the counterparties to the Company’s commodity derivative instruments are also lenders under the Company’s Credit Facility. Therefore, each of the Company’s counterparties allow the Company to satisfy any need for margin obligations associated with commodity derivative instruments where the Company is in a net liability position with the collateral securing the Credit Facility, thus eliminating the need for independent collateral posting.

Because each of the Company’s counterparties has an investment grade credit rating, the Company believes it does not have significant credit risk and accordingly does not currently require its counterparties to post collateral to support the net asset positions of its commodity derivative instruments. Although the Company does not currently anticipate nonperformance from its counterparties, it continually monitors the credit ratings of each counterparty.

While the Company monitors counterparty creditworthiness on an ongoing basis, it cannot predict sudden changes in counterparties’ creditworthiness. In addition, even if such changes are not sudden, the Company may be limited in its ability to mitigate an increase in counterparty credit risk. Should one of these counterparties not perform, the Company may not realize the benefit of some of its derivative instruments under lower commodity prices while continuing to be obligated under higher commodity price contracts subject to any right of offset under the agreements. Counterparty credit risk is considered when determining the fair value of a derivative instrument. See “Note 8 — Fair Value Measurements” for further discussion.

Contingent Consideration Arrangements

Percussion Earn-Out Obligation. In the third quarter of 2023, the Company completed its acquisition of oil and gas properties in the Delaware Basin from Percussion Petroleum Management II, LLC (“Percussion”). The transaction was structured as the acquisition by Callon Petroleum Operating Company of 100% of the limited liability company interests of Percussion’s wholly owned subsidiary, Percussion Petroleum Operating II, LLC (the “Percussion Acquisition”). As a result of the Percussion Acquisition, the Company assumed an earn-out obligation from Percussion Petroleum Operating II, LLC, where the Company could be required to pay up to $62.5 million in the aggregate if the average daily settlement price of WTI crude oil exceeds $60.00 per barrel for each of the 2023, 2024, and 2025 calendar years. The specified threshold for 2023 was met and the Company paid $12.5 million, net, in January 2024, which is classified as cash flows from investing activities in the consolidated statements of cash flows.

Contingent Eagle Ford Consideration. In the third quarter of 2023, the Company completed its sale of all its oil and gas properties in the Eagle Ford (the “Eagle Ford Divestiture”) with Ridgemar Energy Operating, LLC (“Ridgemar”). As a result of the Eagle Ford Divestiture, the Company received a contingent consideration arrangement from Ridgemar. The Company could receive up to $45.0 million if the average daily settlement price of WTI crude oil for 2024 is at least $80.00 per barrel. If the average daily settlement price of WTI crude oil for 2024 is less than $80.00 per barrel but at least $75.00 per barrel, then the Company would receive $20.0 million.

The Company determined that the Percussion Earn-Out Obligation and Contingent Eagle Ford Consideration receipt were not clearly and closely related to the Percussion Acquisition and Eagle Ford Divestiture membership interest purchase agreements, and therefore bifurcated these embedded features and recorded these derivatives at their acquisition date fair value and divestiture date fair value of $34.9 million and $10.9 million, respectively, in the consolidated financial statements. As of March 31, 2024, the estimated fair values of the Percussion Earn-Out Obligation and Contingent Eagle Ford Consideration were $40.4 million and $23.1 million, respectively, and are presented in “Fair value of derivatives” in the consolidated balance sheets.

Financial Statement Presentation and Settlements

The Company records its derivative instruments at fair value in the consolidated balance sheets and records changes in fair value, as well as settlements during the period, as “(Gain) loss on derivative contracts” in the consolidated statements of operations. The Company presents the fair value of derivative contracts on a net basis in the consolidated balance sheets as they are subject to master netting arrangements. The following presents the impact of this presentation to the Company’s recognized assets and liabilities for the periods indicated:

	As of March 31, 2024
	Presented without Effects of Netting	Effects of Netting	As Presented with Effects of Netting
	(In thousands)
Derivative Assets
Commodity derivative instruments	$8,154	($6,145)	$2,009
Contingent consideration arrangements	23,100	—	23,100

Fair value of derivatives - current	$31,254	($6,145)	$25,109
Derivative Liabilities
Commodity derivative instruments (1)	($24,085)	$6,145	($17,940)
Contingent consideration arrangements	(23,770)	—	(23,770)

Fair value of derivatives - current	($47,855)	$6,145	($41,710)
Commodity derivative instruments	$—	$—	$—
Contingent consideration arrangements	(16,660)	—	(16,660)

Fair value of derivatives - non-current	($16,660)	$—	($16,660)

(1)	Includes approximately $2.6 million of deferred premiums, which will be paid as the applicable contracts settle.

	As of December 31, 2023
	Presented without Effects of Netting	Effects of Netting	As Presented with Effects of Netting
	(In thousands)
Derivative Assets
Commodity derivative instruments	$25,813	($13,956)	$11,857

Fair value of derivatives - current	$25,813	($13,956)	$11,857
Commodity derivative instruments	$—	$—	$—
Contingent consideration arrangements	12,580	—	12,580

Other assets, net	$12,580	$—	$12,580
Derivative Liabilities
Commodity derivative instruments (1)	($25,603)	$13,956	($11,647)
Contingent consideration arrangements	(12,500)	—	(12,500)

Fair value of derivatives - current	($38,103)	$13,956	($24,147)
Commodity derivative instruments	$—	$—	$—
Contingent consideration arrangements	(29,880)	—	(29,880)

Fair value of derivatives - non-current	($29,880)	$—	($29,880)

(1)	Includes approximately $4.1 million of deferred premiums, which will be paid as the applicable contracts settle.

The components of “(Gain) loss on derivative contracts” are as follows for the respective periods:

	Three Months Ended March 31,
	2024	2023
	(In thousands)
(Gain) loss on oil derivatives	$15,958	($23,344)
Gain on natural gas derivatives	(3,389)	(2,301)
Loss on NGL derivatives	424	—
Loss on contingent consideration arrangements	30	—

(Gain) loss on derivative contracts	$13,023	($25,645)

The components of “Cash received (paid) for commodity derivative settlements, net” and “Cash paid for settlement of contingent consideration arrangement” are as follows for the respective periods:

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Cash flows from operating activities
Cash received (paid) on oil derivatives	$1,809	($7,398)
Cash received on natural gas derivatives	1,673	6,619
Cash paid on NGL derivatives	(333)	—

Cash received (paid) for commodity derivative settlements, net	$3,149	($779)
Cash flows from investing activities
Cash paid for settlement of contingent consideration arrangement	$12,500	$—

Derivative Positions

Listed in the tables below are the outstanding oil, natural gas, and NGL derivative contracts as of March 31, 2024:

Oil Contracts (WTI)	For the Remainder 2024
Deferred Premium Put Contracts (1)(2)
Total volume (Bbls)	503,000
Weighted average price per Bbl	$80.40
Three-Way Collar Contracts
Total volume (Bbls)	2,939,381
Weighted average price per Bbl
Ceiling (short call)	$78.93
Floor (long put)	$58.20
Floor (short put)	$48.20

(1)	Deferred premium put contracts are a combination of a short fixed price swap and a long call option which then performs as a long put position.
(2)	Premiums associated with the Company’s deferred premium puts were approximately $2.6 million, which will be paid as the applicable contracts settle.

Natural Gas Contracts (Henry Hub)	For the Remainder 2024
Collar Contracts
Total volume (MMBtu)	5,061,421
Weighted average price per MMBtu
Ceiling (short call)	$3.33
Floor (long put)	$3.00
Natural Gas Contracts (Waha Basis Differential)
Swap Contracts
Total volume (MMBtu)	5,500,000
Weighted average price per MMBtu	($1.06)
Natural Gas Contracts (HSC Basis Differential)
Swap Contracts
Total volume (MMBtu)	11,000,000
Weighted average price per MMBtu	($0.42)

NGL Contracts (Mont Belvieu Normal Butane)	For the Remainder 2024
Swap Contracts
Total volume (Bbls)	53,715
Weighted average price per Bbl	$33.18
NGL Contracts (Mont Belvieu Isobutane)
Swap Contracts
Total volume (Bbls)	17,458
Weighted average price per Bbl	$33.18

Note 8 — Fair Value Measurements

Accounting guidelines for measuring fair value establish a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows:

Level 1 – Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 – Other inputs that are observable directly or indirectly, such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 – Unobservable inputs for which there is little or no market data and for which the Company makes its own assumptions about how market participants would price the assets and liabilities.

Fair Value of Financial Instruments

Cash, Cash Equivalents, and Restricted Investments. The carrying amounts for these instruments approximate fair value due to the short-term nature or maturity of the instruments.

Debt. The carrying amount of borrowings outstanding under the Credit Facility approximates fair value as the borrowings bear interest at variable rates and are reflective of market rates. The following table presents the principal amounts of the Senior Notes with the fair values measured using quoted secondary market trading prices which are designated as Level 2 within the valuation hierarchy.

	March 31, 2024		December 31, 2023
	Principal Amount	Fair Value	Principal Amount	Fair Value
	(In thousands)
6.375% Senior Notes	320,783	324,193	320,783	320,119
8.0% Senior Notes	650,000	679,400	650,000	665,164
7.5% Senior Notes	600,000	635,262	600,000	606,414

Total	$1,570,783	$1,638,855	$1,570,783	$1,591,697

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Certain assets and liabilities are reported at fair value on a recurring basis in the consolidated balance sheets. The following methods and assumptions were used to estimate fair value:

Commodity Derivative Instruments. The fair value of commodity derivative instruments is derived using a third-party income approach valuation model that utilizes market-corroborated inputs that are observable over the term of the commodity derivative contract. The Company’s fair value calculations also incorporate an estimate of the counterparties’ default risk for commodity derivative assets and an estimate of the Company’s default risk for commodity derivative liabilities. As the inputs in the model are substantially observable over the term of the commodity derivative contract and as there is a wide availability of quoted market prices for similar commodity derivative contracts, the Company designates its commodity derivative instruments as Level 2 within the fair value hierarchy. See “Note 7 — Derivative Instruments and Hedging Activities” for further discussion.

Contingent Consideration Arrangements—Embedded Derivative Financial Instruments. The embedded options within the contingent consideration arrangements are considered financial instruments under ASC 815. The Company engages a third-party valuation specialist using an option pricing model approach to measure the fair value of the embedded options on a recurring basis. The valuation includes significant inputs such as forward oil price curves, time to expiration, and implied volatility. The model provides for the probability that the specified pricing thresholds would be met for each settlement period, estimates undiscounted payouts, and risk adjusts for the discount rates inclusive of adjustments for each of the counterparty’s credit quality. As these inputs are substantially observable for the full term of the contingent consideration arrangements, the inputs are considered Level 2 inputs within the fair value hierarchy. See “Note 7 — Derivative Instruments and Hedging Activities” for further discussion.

The following tables present the Company’s assets and liabilities measured at fair value on a recurring basis as of March 31, 2024 and December 31, 2023:

	March 31, 2024
	Level 1	Level 2	Level 3
	(In thousands)
Derivative Assets
Commodity derivative assets	$—	$2,009	$—
Contingent consideration arrangements	—	23,100	—

Total net assets	$—	$25,109	$—
Derivative Liabilities
Commodity derivative liabilities (1)	$—	($17,940)	$—
Contingent consideration arrangements	—	(40,430)	—

Total net liabilities	$—	($58,370)	$—

(1)	Includes approximately $2.6 million of deferred premiums, which will be paid as the applicable contracts settle.

	December 31, 2023
	Level 1	Level 2	Level 3
	(In thousands)
Derivative Assets
Commodity derivative assets	$—	$11,857	$—
Contingent consideration arrangements	—	12,580	—

Total net assets	$—	$24,437	$—
Derivative Liabilities
Commodity derivative liabilities (1)	$—	($11,647)	$—
Contingent consideration arrangements	—	(42,380)	—

Total net liabilities	$—	($54,027)	$—

(1)	Includes approximately $4.1 million of deferred premiums, which will be paid as the applicable contracts settle.

There were no transfers between any of the fair value levels during any period presented.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Asset Retirement Obligations. The Company measures the fair value of asset retirement obligations as of the date a well begins drilling or when production equipment and facilities are installed using a discounted cash flow model based on inputs that are not observable in the market and that, therefore, are designated as Level 3 within the valuation hierarchy. Significant inputs to the fair value measurement of asset retirement obligations include estimates of the costs of plugging and abandoning oil and gas wells, removing production equipment and facilities, restoring the surface of the land as well as estimates of the economic lives of the oil and gas wells and future inflation rates.

Note 9 — Income Taxes

The Company provides for income taxes at the statutory rate of 21%. Reported income tax expense differs from the amount of income tax expense that would result from applying domestic federal statutory tax rates to pretax income. These differences primarily relate to non-deductible executive compensation expenses, restricted stock unit windfalls, changes in valuation allowances, and state income taxes.

For the three months ended March 31, 2024 and 2023, the Company recognized income tax expense of $8.1 million and income tax benefit of $50.7 million, respectively. The income tax benefit in the first quarter of 2023 was a result of the release of the valuation allowance recorded against the Company’s net deferred tax assets as discussed further below.

Deferred Tax Asset Valuation Allowance

Management monitors company-specific, oil and natural gas industry and worldwide economic factors and assesses the likelihood that the Company’s net deferred tax assets will be utilized prior to their expiration. As previously disclosed in the Company’s 2023 Annual Report, beginning in the second quarter of 2020 and through the fourth quarter of 2022, the Company maintained a valuation allowance against its net deferred tax assets. Considering all available evidence (both positive and negative), the Company concluded that it was more likely than not that the deferred tax assets would be realized and released the valuation allowance in the first quarter of 2023. This release resulted in deferred income tax benefit of $52.0 million for the three months ended March 31, 2023.

Note 10 — Share-Based Compensation

RSU Equity Awards

The following table summarizes activity for restricted stock units that may be settled in common stock (“RSU Equity Awards”) for the three months ended March 31, 2024:

	Three Months Ended March 31, 2024
	RSU Equity Awards (In thousands)	Weighted Average Grant Date Fair Value
Unvested, beginning of the period	855	$39.46
Granted	660	$31.33
Vested	(50)	$32.41
Forfeited	(28)	$38.95

Unvested, end of the period	1,437	$35.98

Grant activity for the three months ended March 31, 2024 primarily consisted of RSU Equity Awards granted to executives and employees as part of the annual grant of long-term equity incentive awards with a weighted-average grant date fair value of $31.33.

The aggregate fair value of RSU Equity Awards that vested during the three months ended March 31, 2024 was $1.7 million. As of March 31, 2024, unrecognized compensation costs related to unvested RSU Equity Awards were $36.7 million and will be recognized over a weighted average period of 2.3 years.

Cash-Settled Awards

As of March 31, 2024 and December 31, 2023, the Company had a total liability of $2.6 million and $2.2 million, respectively, for outstanding Cash-Settled Awards (as defined below). As of March 31, 2024, Cash-Settled Awards consisted of restricted stock unit awards that may be settled in cash (“Cash-Settled RSU Awards”) and stock appreciation rights to be settled in cash (“Cash SARs” and, collectively with the Cash-Settled RSU Awards, the “Cash-Settled Awards”).

Share-Based Compensation Expense, Net

Share-based compensation expense associated with the RSU Equity Awards and the Cash-Settled Awards is included in “General and administrative” in the consolidated statements of operations. The following table presents share-based compensation expense, net for the periods indicated:

	Three Months Ended March 31,
	2024	2023
	(In thousands)
RSU Equity Awards expense	$4,987	$3,626
Cash-Settled Awards expense (benefit)	426	(1,745)

Total share-based compensation expense, net	$5,413	$1,881

See “Note 11 — Compensation Plans” of the Notes to Consolidated Financial Statements in the 2023 Annual Report for details of the Company’s equity-based incentive plans.

Note 11 — Accounts Receivable, Net

	March 31, 2024	December 31, 2023
	(In thousands)
Oil and natural gas receivables	$145,723	$132,332
Joint interest receivables	23,633	34,555
Other receivables	54,413	41,072

Total	223,769	207,959
Allowance for credit losses	(1,526)	(1,168)

Total accounts receivable, net	$222,243	$206,791

Note 12 — Accounts Payable and Accrued Liabilities

	March 31, 2024	December 31, 2023
	(In thousands)
Accounts payable	$159,609	$204,339
Revenues and royalties payable	243,631	226,804
Accrued capital expenditures	88,591	59,599
Accrued interest	28,548	35,704

Total accounts payable and accrued liabilities	$520,379	$526,446

Note 13 — Supplemental Cash Flow

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Supplemental cash flow information:
Interest paid	$46,295	$54,233
Income taxes paid (1)	—	—
Non-cash investing and financing activities:
Change in accrued capital expenditures	$29,786	$67,460
Change in asset retirement costs	524	568

(1)

The Company did not pay or receive a refund for any federal income tax for the periods presented above. For the three months ended March 31, 2023, the Company received a refund of $0.2 million for state income taxes.

Note 14 — Subsequent Events

The Company has evaluated subsequent events through December 2, 2024 and have noted nothing material for disclosure other than the following:

Merger with APA

The Merger with APA closed on April 1, 2024. See “Note 1 — Description of Business and Basis of Presentation” for further discussion.

Repayment of Borrowings Outstanding

After the closing of the Merger with APA, the Company’s outstanding indebtedness under the Credit Agreement and the Senior Notes was fully repaid. See “Note 6 — Borrowings” for further discussion.